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                                                                   EXHIBIT 10.10

                   SEVERANCE, RELEASE AND CONSULTING AGREEMENT

        This Severance, Release and Consulting Agreement ("AGREEMENT") is made and entered into effective as of February 25, 2003, by and between Presby Corp., a Delaware corporation (the "COMPANY"), and Ronald A. Schachar, M.D., PhD., an individual resident of Dallas County, Texas ("CONSULTANT").

                                    RECITALS

        A. The Company is a medical device company based in Dallas, Texas. The Company is engaged in the research and development of surgical treatments for various human eye disorders. The Company has also used its research and development efforts, and understanding of the human eye, to develop technology that is the subject of domestic and international patent protection directed to the treatment of various eye disorders and commercial optical lens applications.

        B. Consultant is an internationally recognized ophthalmologist and physicist and has substantial experience in fields in which the Company operates.

        C. From the inception of the Company, Consultant has served as an officer, director, employee and Chairman of the Board of the Company. The Company has requested that Consultant resign as Chairman of the Board, director, Chief Scientist and employee of, and from all other positions with, the Company and its subsidiaries (except as a stockholder) effective upon the closing and initial funding of at least $2.5 million of the transactions ("RPO") set forth in that certain Amended and Restated Summary of Terms and Conditions for Merger and Private Placement, dated as of February 3, 2003, by and between the Company and Verus Support Services, Inc. (the "RPO TERM SHEET"), a copy of which has been previously provided to Consultant.

        D. In the performance of his past duties for the Company, Consultant has developed or had access to confidential and proprietary information, including intellectual property, of the Company.

        E. The Company desires to retain the benefit of Consultant's knowledge, expertise and experience on behalf of the Company and its affiliates and strategic partners.

        F. Consultant is willing to perform certain consulting services for the Company and its affiliates and strategic partners consistent with the terms and conditions of this Agreement.

                                    AGREEMENT

        In consideration of the mutual benefits to be derived from this Agreement and the covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged and confessed by the execution and delivery hereof, the parties, agreeing to be legally bound hereby, agree as follows:

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        1.      RESIGNATIONS. Consultant hereby resigns as an officer, director, employee and Chairman of the Board of the Company and from all positions he holds with the Company (except as a stockholder) effective as of the date of the closing and initial funding of at least $2.5 million of the RPO (the "RPO CLOSING"), and the Company hereby accepts such resignations effective as of the RPO Closing; provided, however, that unless and until the RPO Closing shall occur, the foregoing resignations shall not be effective. For purposes of this Agreement, the term "COMPANY" refers to Presby Corp. and its subsidiaries and their respective successors and assigns, including, without limitation, Pubco
(as defined in the RPO Term Sheet). The parties hereto hereby agree and acknowledge that the employment agreement by and between the Company and Consultant, dated as of April 24, 1998, as amended (the "EMPLOYMENT AGREEMENT"), shall expire and shall have no further force or effect upon the RPO Closing or, if earlier, pursuant to its terms, except as specifically set forth in this Agreement.

        2. APPOINTMENT. The Company appoints Consultant to act as a consultant of the Company, and Consultant accepts such appointment and undertakes to advise and consult with the Company upon the terms and conditions set forth in this Agreement.

        3.      TERM AND TERMINATION.

                3.1 TERM. The services of Consultant under this Agreement shall commence (the "COMMENCEMENT DATE") on the last to occur of (a) the RPO Closing, (b) the payment of all amounts of Base Salary (at the current annual rate of $295,000) due to Consultant under the Employment Agreement from and after January 16, 2002 through the Commencement Date, and (c) the payment of all sums due under the month-to-month lease of the Denison facility, and shall continue thereafter until the earlier of: (i) Consultant's receipt of $1.75 million aggregate amount from the Company under SECTION 7.1 hereof or (ii) the fifth anniversary of the RPO Closing, unless earlier terminated as provided in this Agreement (the "TERM"); provided, however, that if the Company fails to pay Consultant the full amounts due and owing under this Agreement by the fifth anniversary of the RPO Closing, the Company's obligations to pay Consultant such amounts shall remain in full force and effect until paid in full.

                3.2 TERMINATION. Consultant's services may only be terminated by the Company for "Cause" after prior written notice to Consultant of any event that the Company contends constitutes "Cause" under this Agreement, describing in reasonable detail the nature of such Cause, and the failure or refusal by Consultant to cure such alleged defect within fifteen (15) days of receipt of such written notice. In this event, the Company shall have no further obligation to pay Consultant any compensation under SECTION 7 and any other amounts payable hereunder and Consultant shall immediately execute and deliver to the Company a proper instrument or instruments: (i) acknowledging the release and termination of the security interests created by SECTION 7.4 of this Agreement and the Security Agreement (as hereinafter defined) and (ii) assigning and transferring to the Company those certain assets of the Company that were assigned or transferred to Consultant pursuant to SECTION 7.3 hereof; provided, however, that if Consultant in good faith disputes the termination for Cause and seeks legal redress to challenge such termination, Consultant shall be required to undertake the obligations in the foregoing clauses (i) and (ii) only upon a final adjudication by a court of competent jurisdiction that such termination was proper. The parties' rights upon termination for Cause under this
SECTION 3.2 are in addition to any other rights and

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remedies available to them at law or in equity. For purposes of this SECTION 3,
"CAUSE" shall mean: (i) a material breach by Consultant of this Agreement or
(ii) a commission by Consultant of an intentional, grossly negligent, or reckless act or omission that has a material detriment to the Company; provided, however, that any breach or alleged breach by Consultant of the provisions of
SECTION 4.1(a) shall not constitute "Cause" hereunder.

        4.      DUTIES OF THE CONSULTANT.

                4.1 GENERAL DUTIES. During the Term of this Agreement, Consultant shall consult with and advise the Company with respect to and assist the Company in the conduct of its business. In his activities under this Agreement, Consultant shall report to and be directed by the Chief Executive Officer of the Company. Consultant's duties and obligations hereunder shall be determined from time to time by mutual agreement between the Company and Consultant, and shall include the following:

                        (a) identifying, developing a prototype and determining the technical feasibility of a viable surgical procedure for age related macular degeneration ("ARMD") consistent with, related to or novel to the Intellectual Property (as hereinafter defined) and the IP Portfolio (as hereinafter defined), including, providing assistance with selected pre-clinical studies;

                        (b) performing the duties and obligations set forth in SECTION 5.4 hereof;

                        (c) reporting to the Company the progress of Consultant's activities as often as reasonably requested by the Company or needed to fulfill Consultant's obligations regarding the performance of consulting services; and

                        (d) observing and complying with all reasonable resolutions and regulations of the Company relevant to Consultant's duties.

                4.2 RELATIONSHIP OF THE PARTIES. In performing his services under this Agreement, Consultant shall be an independent contractor and at all times identify himself as an independent consultant for the Company and shall not hold himself out as an officer, director, employee or agent of the Company, except as authorized in writing by the Company. The Company shall not be responsible for withholding, collection or payment of income taxes or for other taxes of any nature on behalf of Consultant. Nothing contained in this Agreement shall make Consultant the agent, employee, joint venturer or partner of the Company. Subject to SECTIONS 5.4 and 7.3, nothing contained in this Agreement shall provide Consultant with the power or authority to bind the Company to any contract, agreement or arrangement with any individual or entity except with the prior written approval of the Chief Executive Officer of the Company. Additionally, this Agreement shall not be construed as an agreement establishing a partnership or other form of business entity, nor an employment relationship. Consultant shall not be entitled to participate in any modified or future employee benefit plan, arrangement, distribution, or other similar benefits that may be provided by the Company to its employees, nor shall Consultant be treated as an employee for purposes of workers' compensation benefits, or for purposes of any employee benefit plan from the date of the RPO Closing, unless expressly permitted by the Company in writing.

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        5.      COVENANTS.

                5.1     NONCOMPETITION.

                        (a) Consultant hereby covenants and agrees that, during the Term of this Agreement, he shall not, directly or indirectly or in any capacity (whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, stockholder, except as a stockholder holding less than three percent (3%) of a publicly traded company's issued and outstanding capital stock, or otherwise), work for, act as a consultant to, lend money or expertise to or own any interest in any direct competitor of the Company. Notwithstanding anything contained in this
SECTION 5.1 to the contrary, the Company agrees and acknowledges that Consultant shall not be prohibited from engaging in activities that directly or indirectly relate to the development of ARMD technology to the extent set forth herein and any other areas of medicine, science, technology or ophthalmology that are not related to the treatment of presbyopia, treatment for glaucoma, treatment for ocular hypertension or applications for the single element variable focus lens ("SEVFL") technology. In the event of a material breach of SECTION 7 of this Agreement by the Company, which remains uncured for a period of fifteen (15) days after receipt by the Company of written notice describing in reasonable detail the nature of such material breach, or a petition, voluntarily or involuntarily, is filed seeking liquidation, reorganization or other relief in respect of Presby Corp. or its successors and assigns or its respective debts, or of a substantial part of its respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, and, in any such case, such proceeding or petition shall continue undismissed for fifteen (15) days, or in the case of an involuntary petition for bankruptcy, sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered, SECTION 5.1 hereof shall become null and void and of no further force and effect.

                        (b) Consultant acknowledges and agrees that the covenants set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration. Consultant further acknowledges and agrees that the limitations as to time (the term of this Agreement), geographic area (the areas in which the Company holds enforceable patents), and scope of activity to be restrained by this Agreement (as set forth herein) are reasonable and acceptable to Consultant, and do not impose any greater restraint than is reasonably necessary to protect the business interests of the Company.

                        (c) If, at some later date, a court of competent jurisdiction determines that the covenants set forth herein are unenforceable, the parties covenant and agree that these paragraphs may be reformed by the court and enforced to the maximum extent permitted under law of the State of Texas.

                5.2 INFLUENCE ON COMPANY; NONSOLICITATION. Consultant further covenants and agrees that, during the Term of this Agreement, he (i) will not solicit, entice, influence, persuade, induce or attempt to solicit, entice, influence, persuade or induce, either directly or indirectly, any client or customer of the Company to terminate, alter or refrain from extending or renewing any contractual or other relationship of such client or customer with the Company or, where such relationship with the Company is one of an exclusive nature (excluding any employment relationship), to commence a similar or substantially similar relationship with, any of his affiliates or

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any direct competitor of the Company and (ii) for a period of sixty (60) days following the RPO Closing, provided that the Company is not in breach of its obligations to pay salaries, including stay-on bonuses, to its current employees or has not previously terminated their employment, he will not recruit, hire, or attempt to recruit or hire, directly or indirectly, any employees of the Company, nor shall he contact or communicate with any employees of the Company for the purpose of inducing employees to terminate their employment with the Company. The Consultant further covenants and agrees that he will not cooperate with or assist, either directly or indirectly, any person or entity engaged in any of the actions prohibited under this SECTION 5.2. For purposes of this
SECTION 5.2, the term "EMPLOYEE" shall refer to an employee who is employed by the Company at the time of the purported attempt to recruit or hire.

                5.3     NONDISCLOSURE, CONFIDENTIALITY AND NONDISPARAGEMENT.

                        (a) Consultant understands that he has developed and been exposed to, and may develop or be exposed to, highly confidential information and trade secrets of the Company ("CONFIDENTIAL INFORMATION"), and that maintenance by the Company of its proprietary Confidential Information to the fullest extent possible is extremely important to the Company. Consultant acknowledges and agrees that, except with the prior written consent of the Company, he shall at all times keep confidential and not divulge, furnish or make accessible to anyone (except the Company's authorized representatives), any Confidential Information to which Consultant has been or shall become privy relating to the business of the Company. The provisions of this SECTION 5.3 shall not apply to any information to the extent that (i) it is or shall become generally known to the public other than as a result of a disclosure by Consultant, his affiliates or anyone controlled by Consultant, (ii) it is or shall become available to Consultant on a non-confidential basis from a person other than the Company or its attorneys, officers, directors, employees, agents or strategic partners, provided that Consultant does not believe such person is bound by a confidentiality agreement with the Company or prohibited in any manner from transmitting information to Consultant, or (iii) Consultant is required by law to disclose such information to any person. In the event that Consultant is requested pursuant to, or required by, applicable law or regulation or legal process to disclose any Confidential Information or any other information concerning the Company, Consultant agrees to provide the Company with prompt notice of such request(s) or the receipt of legal process to enable the Company to seek an appropriate protective order and to consult with the Company with respect to taking steps to resist or narrow the scope of such request or process.

                        (b) In addition to, and without limiting, the foregoing, pursuant to that certain License Agreement, dated as of March 6, 2002, by and between the Company and CIBA Vision (as amended, modified and supplemented from time to time, the "CIBA VISION/PRESBY LICENSE"), Consultant hereby agrees, from and after the Commencement Date, not to issue any press release or other public statement, whether oral or in written form, relating to the CIBA Vision/Presby License, the Products (as defined in the CIBA Vision/Presby License) or the Patent Rights (as defined in the CIBA Vision/Presby License) without the prior written consent of the Company and CIBA Vision.

                        (c) Consultant and the Company each agree that, from and after the Commencement Date, each will not say, publish or do any act or thing that disparages or casts the other, or, in the case of the Company, its current or past officers, directors, employees, agents,

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representatives, stockholders and/or strategic partners, in an unfavorable light, or that could result in injury to any such person's or entity's reputation; provided, however, that any statement or act with respect to a stockholder of the Company shall not be deemed to violate this section so long as such statement or act does not relate to such stockholder's relationship with the Company but to any other relationship independent of the Company; and provided, further, that notwithstanding the foregoing, either party may say, publish or do any act or thing, even though such statements or acts may be disparaging or cast an unfavorable light on the other party or cause injury to other party's reputation, so long as such statements or acts are both truthful and required to be published or done pursuant to any applicable local, state or federal law or regulation, or by any court or tribunal. In the absence of a court judgment or order confirming a violation of this SECTION 5.3(c), an alleged violation of this SECTION 5.3(c) shall not serve as a basis to relieve the other party from its obligations arising under this Agreement.

                5.4 INTELLECTUAL PROPERTY PORTFOLIO. Consultant acknowledges and agrees that the Company is the exclusive owner of (except as otherwise expressly set forth herein) and its primary asset is an intellectual property portfolio. The intellectual property portfolio includes, without limitation, all trade secret, trademark, copyright, patent and other intangible property rights developed by, derived through, emanating from or otherwise relating to the Company's business (collectively, the "IP PORTFOLIO"). The Company and Consultant hereby agree and acknowledge that the most valuable aspect of the IP Portfolio is a domestic and international patent portfolio. To the extent any of the provisions of this SECTION 5.4 shall conflict with SECTION 4.1 hereof, this
SECTION 5.4 shall control.

                        (a) NO KNOWLEDGE OF ANY DEFICIENCY. Effective as of the RPO Closing, Consultant represents that he has no knowledge of any material deficiency or weakness in the IP Portfolio. Effective as of the RPO Closing, Consultant represents that a general description of any and all non-material deficiencies and weaknesses in the IP Portfolio that Consultant is aware of as of the date of the RPO Closing, if any, is attached as EXHIBIT A hereto.

                        (b) AFFIRMATION OF PRIOR STATEMENTS. Consultant has worked actively and directly with the Company's attorneys to develop the IP Portfolio, particularly the patent portfolio. Effective as of the RPO Closing, Consultant acknowledges and ratifies all prior statements made, whether written or oral, concerning the IP Portfolio, including the scope and content of all patent applications, the scope and content of the known prior art, the veracity of the amendments, arguments and remarks put forth during the prosecution of the patent applications, and the veracity of any affidavit or other document executed during the preparation, filing, prosecution, issuance, maintenance or enforcement of any patent application or issued patent.

                        (c) AGREEMENT TO ASSIST. In addition to, and without limiting, the covenants set forth in SECTION 5.5 hereof, Consultant agrees to execute and deliver, and will execute and deliver, any and all truthful papers, instruments or other documents, including assignments, and do any and all other lawful acts that may be desirable in the opinion of the Company to secure, establish and maintain title in the Company to any and all aspects of the IP Portfolio, and give the Company the full benefit of the IP Portfolio. In addition to, and without limiting, the covenants set forth in SECTION 5.5 hereof, Consultant hereby further agrees to cooperate with the Company or CIBA Vision in connection with the patent portfolio development, maintenance and exploitation,

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including, without limitation, the preparation, prosecution, maintenance, assertion and/or defense by the Company or CIBA Vision with respect to any patent application, trade secret, copyright, issued patent or other intangible property owned or controlled by the Company. The Company hereby agrees to reimburse Consultant for reasonable travel expenses and personal expenses, if necessary, incurred at the request and with the prior approval of the Company.

                        (d) OTHER INTELLECTUAL PROPERTY. Consultant acknowledges and agrees that any know-how, invention, work of authorship, trade secret, confidential information or other information or thing ("INTELLECTUAL PROPERTY") relating to the treatment of presbyopia, treatment for glaucoma, treatment for ocular hypertension, treatment of ARMD (as set forth and controlled by SECTION 7.3) or applications for the SEVFL technology and relating to Consultant's activities while working for the Company and conceived or made by Consultant, alone or with others, after termination of the employment relationship and during the Term of this Agreement, may have been conceived in significant part while working for the Company. The Company and Consultant agree that such Intellectual Property is presumed to have been conceived during the employment relationship or during the Term of this Agreement and is to be assigned to the Company unless and until Consultant conclusively establishes the contrary, any and all such Intellectual Property is subject to the provisions of this Agreement.

                        (e) NON-DISPARAGEMENT. The Company and Consultant agree that the intrinsic value of the IP Portfolio is inextricably tied to the maintenance of the domestic and international patents and the continued and consistent prosecution of the domestic and international patent applications that remain pending before the United States Patent and Trademark Office and various foreign patent offices. In addition to, and without limiting, the covenants set forth in SECTION 5.3(c) above, upon the RPO Closing, Consultant agrees, absent a material breach of this Agreement by the Company that remains uncured after notice and the expiration of any applicable cure period, not to make any statement (provided that Consultant may make a statement so long as such statement is both truthful and required to be made pursuant to any applicable local, state or federal law or regulation, or by any court or tribunal.), orally or in writing, or engage in any other conduct that would, directly or indirectly, reasonably be expected to cause any harm or damage to the Company, including, but not limited to, directly or indirectly:

                                (i)     Making any derogatory statement
whatsoever with regard to the validity or enforceability of any aspect of the IP Portfolio, including any of the claims of any of the Company's patents or, more specifically, stating or representing to any person that any of the Company's patents, patent applications, or any of the claims of any of the Company's patents, are invalid or unenforceable for any reason whatsoever;

                                (ii)    Promoting, instigating, encouraging,
cooperating or assisting in any claim or proceeding (judicial or administrative, including any proceeding in or before the United States Patent and Trademark Office or any foreign patent office) in any way contesting or challenging the enforceability or validity of any aspect of the IP Portfolio, including any of the Company's patents, patent applications, or any of the claims of any of the Company's patents for any reason whatsoever, including, but not limited to, any request for reissue or reexamination of any patent of the Company, in whole or in part; provided, however, that notwithstanding the foregoing, Consultant may do any of the foregoing so long as his statements or acts are both truthful and

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required to be done pursuant to any applicable local, state or federal law or regulation, or by any court or tribunal.

                                (iii)   Challenging or contesting in any way or
manner whatsoever, either judicially or administratively (including any request for reissue or reexamination of any patent of the Company in or to the United States Patent and Trademark Office or any foreign patent office), the validity or enforceability of any aspect of the IP Portfolio, including any of the Company's patents, patent applications, or any of the claims of any of the Company's patents; or

                                (iv)    Interfering with the Company's
agreements or prospective agreements (i.e. agreements that have a reasonable probability of consummation) with any third party regarding any aspect of the IP Portfolio, other than any act or omission that in the Consultant's reasonable and good faith belief was in, or not opposed to, the best interests of the Company.

                        (f) POWER OF ATTORNEY. To effectuate the terms of this SECTION 5.4, following the occurrence of a material breach under this Agreement by or the death or other incapacity of Consultant, Consultant hereby names, irrevocably constitutes and appoints William A. Munck, any other person acting under his direct supervision or, in the event of the death or disability of Mr. Munck, any other member of his law firm to:

                                (i)     Make, constitute, and appoint any
representative of the Company, as the Company may select, in its sole discretion, as Consultant's true and lawful attorney-in-fact, with power to endorse Consultant's name on all applications, documents, papers, and instruments necessary or desirable for the Company to give effect to the provisions of this SECTION 5.4; and

                                (ii)    Take any other actions with respect to
the IP Portfolio, consistent with this Agreement, as the Company deems in the best interest of itself.

                5.5     BOARD OF DIRECTORS AND COOPERATION.

                        (a) Effective upon the RPO Closing, Consultant agrees not to seek, and to decline any nomination, to be elected or appointed as a member of the Board, either as voting or non-voting member.

                        (b) Upon execution of this Agreement, Consultant hereby agrees to cooperate with and provide support for the Board of the Company and to comply fully with all reasonable, legal and truthful actions required by the Board and/or officers of the Company in support of the RPO and transactions contemplated by the RPO Term Sheet, including, without limitation, by providing his signature on all agreements establishing stockholder lock-out provisions as outlined in the RPO Term Sheet.

                        (c) Immediately following the closing of a bridge loan to the Company aggregating at least $250,000 principal amount, Consultant agrees to cooperate with and provide support to expand the Board from six (6) to seven (7) members, and such increase in the number of members of the Board shall remain in effect until the RPO Closing. The Company and Consultant

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agree and acknowledge that Terry Walts shall be appointed to the Board upon the closing of the aforementioned bridge loan and that he will only be entitled to vote on matters related to the RPO and transactions contemplated by the RPO Term Sheet.

                        (d) During the Term, the Company shall continue to provide Consultant sufficient data and information regarding the Company and its operations, as determined by the Company in its reasonable discretion, to facilitate the conduct of Consultant's services. The failure of Consultant to perform any of his duties in this Agreement as a result of the Company's failure or refusal to provide Consultant with such data and information shall not constitute "Cause" for termination under this Agreement.

                        (e) During the Term, Consultant agrees to fully cooperate in good faith with the Company and its counsel in its defense of, or other participation in, any administrative, judicial or other proceedings arising from any charge, complaint or other action that has or may be filed relating to events that occurred, in whole or in part, during Consultant's tenure of employment with the Company. During the Term, Consultant shall comply with all reasonable requests to provide information to and assist the Company in preparing, responding to or complying with any discovery, inquiries, investigations, requests for information, or subpoenas by or filings with an opposing party or any federal, state or local government agency (further including, without limitation, the Securities and Exchange Commission and any stock exchange or quotation organization). However, Consultant shall not be required to do or take any action in this regard that would require the waiver of his constitutional rights, applicable privileges or any affirmative defenses.

                        (f) Upon the execution of this Agreement, Consultant hereby delivers lock-up letters, in the form of EXHIBIT E attached hereto, pursuant to which the owners of the Family Shares (as hereinafter defined) agree to be subject to and bound by the agreements establishing stockholder lock-out provisions as outlined in the RPO Term Sheet.

                5.6 REMEDIES. The parties hereto expressly recognize and agree that the covenants contained in this SECTION 5 are reasonable and necessary, and that a breach of any of said covenants may cause serious harm, loss and damage to either party. The parties agree that the remedy at law for any real or threatened breach of this Agreement may be inadequate and that, in addition to any other remedies they may have, each party will be entitled to seek temporary and permanent injunctive relief to prevent the breach or attempted breach of this Agreement, without the necessity of proving actual damages and, to the extent that either party is required to post bond or other security, the parties hereto agree and stipulate that $10,000 is sufficient for such bond or other security. Nothing in this Agreement shall be construed as prohibiting the parties from pursuing any other remedies as may be available to them at law or in equity for such breach, including, but not limited to, the recovery of damages.

        6.      RELEASE.

                6.1 RELEASE BY CONSULTANT. Effective as of the Commencement Date, Consultant, for and on behalf of himself, individually, and his heirs, executors, trustees, administrators, representatives and assigns, if any, hereby fully, finally, completely, and forever releases, discharges, acquits, and relinquishes, the Company, its predecessors, successors, parent entities, subsidiaries,

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attorneys, officers, directors, employees, stockholders, agents and assigns, jointly and/or severally, from any and all claims, actions, demands, liabilities, promises, obligations, damages and/or causes of action of whatever kind or character, joint or several, whether known or unknown, suspected or unsuspected, asserted or unasserted, under any federal or state statute and common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Texas Commission on Human Rights Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. Section 621, et seq.); the Texas Payday law, Tex. Lab. Code section 61.001; claims based on alleged breach of an obligation or duty arising in contract or tort, including, but not limited to, any and all claims arising under the Employment Agreement or otherwise relating to any alleged breach of any oral or written promise or employment contract, any and all claims for unpaid or withheld wages, bonuses, benefits, stock or stock options, deferred compensation, commissions, or profit-sharing, any claims for wrongful discharge, retaliation or termination, breach of contract, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligent hiring, negligent retention, defamation, invasion of privacy, slander or intentional infliction of emotional distress, harassment, negligence, gross negligence, and strict liability; any alleged unlawful act; any and all claims by Consultant, directly or derivatively, in his capacity as a stockholder against the Company or its officers or directors for breach of any duty owed to the stockholders of the Company; or any other claim regardless of the forum in which it might be brought, if any, that he has, might have, or might claim to have against the Company, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability or other detriment, if any, whatsoever and whenever incurred, suffered, or claimed by Consultant as a result of any and all alleged acts, omissions, or events, up to the Commencement Date but not thereafter. It is expressly agreed and understood by Consultant that this release includes, but is not limited to, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with any and all, if any, communications, negotiations, dealings, compensation, employment relationships, and separations of employment between Consultant and the Company, including any claim of discrimination, wrongful termination, breach of contract, and/or tortious conduct. This
SECTION 6.1 does not constitute a release or waiver of any rights of Consultant arising under this Agreement, including for breach hereof or use by the Company of the proxies described in SECTION 8 below in violation of this Agreement or
(ii) after the Commencement Date, except as provided in this Agreement. Moreover, nothing in this Agreement shall constitute a release or waiver of any of Consultant's rights of defense and indemnification set forth in SECTION 9 below.

                6.2 RELEASE BY COMPANY. Effective as of the Commencement Date, the Company, for and on behalf of itself and its current and past officers, directors, attorneys, employees, agents, parent companies, subsidiaries, and their respective heirs, successors and assigns, in their individual capacity or corporate capacities, hereby fully, finally, completely and forever releases, discharges, acquits and relinquishes Consultant, and his heirs, executors, trustees, administrators, representatives and assigns, in their individual or corporate capacity, from any and all claims, actions, demands, liabilities, promises, obligations, damages and/or causes of action of whatever kind or character, joint or several, whether known or unknown, suspected or unsuspected, asserted or unasserted, arising prior to or existing at the time of Commencement Date that they may have or might claim to have against Consultant in any form, including but not limited for violation of any federal or state law or common law claim, whether in tort, contract, or otherwise, including but not limited to, for discrimination, retaliation, harassment, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligent hiring, retention, and supervision, defamation, invasion of privacy, slander or intentional infliction of emotional distress, harassment, negligence, gross negligence, and strict liability; any alleged unlawful act, including for any act or omission of Consultant during the term of his employment under the Employment Agreement. This SECTION 6.2 shall not release or waive any claim or cause of action that the Company or they might have or that may arise against Consultant, in his official or individual capacity, (i) under the terms of this Agreement, (ii) after the Commencement Date or (iii) in any stockholder derivative litigation.

                6.3 LITIGATION. The Company and Consultant hereby agree that, except as otherwise permitted in this Agreement, during the Term, each of them will not initiate, induce and/or support any litigation against the other party or their respective heirs, representatives, successors and assigns, or, in the case of the Company, its current and past officers, directors, employees, agents, representatives, stockholders and/or strategic partners and Pubco, for any claim they may have or might claim to have against the other. However, nothing in this Agreement shall preclude the prosecution or defense of any claim or dispute between Consultant and any of the Company's (including parent, subsidiary or successor entities) current or past officers, directors, employees, agents, representatives, attorneys, and stockholders regarding any matter(s) wholly unrelated to the Company and its business or operations. Moreover, in the event any other stockholder initiates any litigation that is otherwise not in violation of this SECTION 6.3 against the Company (including any parent, subsidiary or successor entities) and/or its/their officers, directors, and/or employees, whether if the form of a class action, derivative action, or otherwise, (i) nothing in this Agreement shall affect any of Consultant's rights to share in any recovery in such litigation, and he shall be treated the same as any other stockholder for such purposes, and (ii) in the case of a stockholder derivative action, the Company shall not be in violation of this section solely by virtue of such action having been brought in the name of the Company. Additionally, this section shall not preclude either party from bringing suit to enforce the terms of this Agreement, including for misuse of the proxies described in SECTION 8 below.

                6.4 OWNERSHIP OF CLAIMS. The Company and Consultant hereby represent and warrant to each other that each is the owner and holder of all claims being released herein, and that neither has transferred, assigned or conveyed any such claim being released herein.

        7.      COMPENSATION.

                7.1 ANNUAL COMPENSATION. As compensation for the consulting services under this Agreement and in consideration for other promises and covenants of Consultant, the Company shall pay to Consultant the following annual amounts:

                        (a) Beginning on the Commencement Date, the amount of $550,000 for the first year during the Term of this Agreement shall be paid by the Company to Consultant, payable monthly on or prior to the tenth (10th) day of each month; provided, however, such payments shall be prorated for the remaining days beginning with the Commencement Date in the first month and any other partial month during such period.

                        (b) Beginning on the date of the first anniversary of the Commencement

Date, the amount of $400,000 for the next succeeding year during the Term of this Agreement shall be paid by the Company to Consultant, payable monthly on or prior to the tenth (10th) day of each month; provided, however, such payments shall be prorated for the remaining days beginning with the anniversary of the Commencement Date in the first month and any other partial month during such period.

                        (c) Beginning on the date of each of the second and third anniversaries of the Commencement Date, the amount equal to the lesser of $400,000 or 3.5% of the Company's Net Income (as defined below) for each of the two annual periods, shall be paid by the Company to Consultant as follows:

                                (i)     the minimum amount of $250,000 for each
such annual period shall be paid by the Company to Consultant, payable monthly (subject to the limitation set forth in SECTION 7.1(d) below) on or prior to the tenth (10th) day of each month (the "MONTHLY PAYMENTS"); provided, however, such payments shall be prorated for any partial month during such annual period; plus

                                (ii)    within forty five (45) days after the
end of each calendar quarter that relates to such annual period, the Company shall pay Consultant the amount equal to (A) 3.5% of the Company's Net Income for such calendar quarter, pro rated for the number of days elapsed during such quarter that relate to the applicable annual period (the "CONSULTANT'S SHARE OF NET INCOME") less (B)(1) the amount of Monthly Payments paid to Consultant during such calendar quarter (or applicable portion thereof), and (2) any credits from prior quarterly periods (a "Quarterly Payment"). If the Consultant's Share of Net Income for such calendar quarter (or applicable portion thereof) is less than the aggregate amount of Monthly Payments paid to Consultant during such calendar quarter (or applicable portion thereof), such deficiency shall be a credit against any future payments of Consultant's Share of Net Income due for such annual period. So long as this Agreement remains in effect, Consultant shall receive not less than $250,000, or more than $400,000, annually during the third and fourth years of this agreement.

                        (d) Notwithstanding anything contained above to the contrary, the aggregate amount of the Monthly Payments and the Quarterly Payments during either of the annual periods contemplated in SECTION 7.1(c) above shall not exceed the lesser of $400,000 or 3.5% of the Company`s Net Income for such annual period (subject to the minimum annual payment of $250,000). On the other hand, if the aggregate amount of the Monthly Payments and the Quarterly Payments during either or both of the annual periods contemplated in SECTION 7.1(c) above shall be less than $400,000 (the "NET INCOME DEFICIENCY"), the aggregate amount of such Net Income Deficiency shall be due and payable to Consultant beginning on the date of the fourth anniversary of the Commencement Date and ending on the day prior to the fifth anniversary of the Commencement Date, and shall be paid by the Company to Consultant, payable in twelve equal amounts monthly on or prior to the tenth (10th) day of each month; provided, however, such payments shall be prorated for any partial month during such period. So long as Consultant has performed all obligations required to be performed by him under this Agreement, Consultant shall receive not less than $1.75 million during the full Term hereof.

                        (e) For purposes of this SECTION 7.1, the term "NET INCOME" shall mean the net income of the Company applicable to common stockholders, as determined in accordance with generally accepted accounting principles and consistent with the Company's reports filed under the Securities Exchange Act of 1934, as amended.

                7.2 SUPPLEMENTAL COMPENSATION. The Company shall pay to Consultant a monthly cash payment, payable on or prior to the tenth (10th) day of each month beginning in the first full month following the Commencement Date, equal to $500 for the first forty-eight (48) full calendar months during the Term of this Agreement; provided, however, the Company shall be entitled to pay the monthly amounts contemplated by this SECTION 7.2 in advance for twelve (12) full calendar months if the Company pays the Consultant $6,000 prior to the tenth (10th) day of the first full calendar month following the Commencement Date or anniversary thereof. At the termination of this Agreement, provided Consultant has been paid in full amounts as required under this Agreement, Consultant shall serve as an expert witness as needed for the Company at the Company's sole discretion and shall be paid at an hourly rate of $300 with a daily maximum of $3600.00, payable monthly, provided that Consultant is not otherwise conflicted or prohibited from such activity.

                7.3     ASSIGNMENT OF NON-UNITED STATES ARMD PATENTS.

                        (a) As further compensation for the consulting services under this Agreement and in further consideration for other promises and covenants of Consultant, the Company shall, effective upon the RPO Closing, assign and transfer to Consultant the full and exclusive right, title and interest in and to all of the non-United States patent applications and foreign Letters Patent directed to the treatment of ARMD, as well as any non-United States continuation, division, renewal, substitute or foreign reissue thereof for the full term or terms for which the same may be granted, a complete list of which the Company represents is attached as EXHIBIT B hereto. The Company shall retain the full and exclusive right, title and interest in and to all of the United States patent applications and domestic Letters Patent, as well as any United States continuation, division, renewal, substitute or domestic reissue thereof for the full term or terms for which the same may be granted. The Company shall designate from time to time, in its sole discretion, a United States law firm responsible for maintaining all patent applications and Letters Patent directed to the treatment of ARMD. The Company shall bear only the costs related to legal fees and expenses associated with the United States patent applications and domestic Letters Patent. Effective as of the RPO Closing, Consultant, at his sole and exclusive discretion, shall have the right, but not the obligation, to bear the costs related to all legal fees and expenses associated with the non-United States patent applications and foreign Letters Patent, including all costs of foreign counsel and foreign agents, and all other costs directly associated with maintaining the non-United States patent applications and foreign Letters Patent, including PCT-based patent applications. Consultant agrees during the Term to cooperate with the Company and the designated United States law firm to maintain all ARMD Letters Patent and to assist in the continued and consistent prosecution of all ARMD patent applications.

                        (b) With reference to any new patent applications for ARMD as discussed in SECTION 4.1, Consultant agrees that during the first two (2) years of the Term, any new inventions and all related United States patent applications for ARMD (collectively, "WORK PRODUCT", including any domestic Letters Patent to issue thereon) will belong exclusively to the Company, and, to the maximum extent possible, will be considered a "work made for hire," as defined in 17 U.S.C. Section 101 (Section 101 of the Copyright Act of 1976), for the Company. To the extent any such Work Product is determined not to be a work made for hire for the Company, Consultant agrees during the first two (2) years of the Term to assign such Work Product, and will and does automatically assign, at the time of creation of any such Work Product, without a requirement of further consideration, and regardless of any right, title or interest Consultant may have in any such Work Product, to the Company for the United States. Consultant agrees to promptly communicate and disclose, in writing, to the management of the Company any and all Work Product that Consultant authors, conceives, creates, develops, makes, modifies or otherwise invents, either solely or jointly with others, during the first two (2) years of the Term and subject to
SECTION 5 hereof. Consultant agrees to and does hereby assign, grant and convey to the Company Consultant's entire right, title and interest in and to any and all such Work Product in the United States. The Company acknowledges and agrees that, from and after the Commencement Date, Consultant retains the exclusive right, title and interest in and to any and all such Work Product outside the United States, including any foreign Letters Patent that may issue thereon. The Consultant acknowledges and agrees that, from and after the Commencement Date, the Company retains the exclusive right, title and interest in and to any and all Work Product in the United States, including any domestic Letters Patent that may issue thereon, for any and all enhancements to or modifications of any United States patent applications or domestic Letters Patent relating to ARMD existing as of the date hereof and necessitating a claim of priority thereto. The Parties acknowledge and agree that, from and after the first two (2) years of the Term, any and all Work Product, including any Letters Patent that may issue thereon, relating to ARMD and not necessitating a claim of priority to any United States patent applications or domestic Letters Patent existing as of the date hereof shall belong exclusively to Consultant.

                        (c)     COMPANY RIGHT OF FIRST REFUSAL.

                                (i)     In the event that Consultant (A)
receives a bona fide offer for the purchase or license of all or a part of the non-United States patent applications and foreign Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein) that Consultant wishes to accept (the "OFFERED NON-US PATENTS"), or (B) determines to cease to bear the costs to maintain or otherwise determines to abandon all or any part of the non-United States patent applications and foreign Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein) (the "ABANDONED NON-US PATENTS"), Consultant agrees to give written notice of such offer or abandonment to the Company. In the case of an offer, the notice must set forth the name of the proposed transferee, the price, and all other terms and conditions of the proposed transfer, and must be accompanied by a copy of such bona fide offer. In the case of an abandonment, the notice must set forth the costs required to be paid to maintain such patents and the dates by which such payments are required, which dates must be no sooner than forty-five (45) days after the date of the notice, unless such notice is not possible through no fault of Consultant, in which case, such notice shall be given as soon as is practicable.

                                (ii)    Upon receipt of the notice with respect
to an offer, the Company will have the exclusive right and option, exercisable at any time during a period of thirty (30) days from the date of the notice, to purchase any of the Offered Non-US Patents upon the same terms and conditions as contained in the offer from the third party. If the offer from the third party is for consideration other than money, the Company may substitute, for such other consideration, an amount of money that would have a fair market value equivalent to such other consideration as determined under the provisions set forth in
SECTION 7.3(e) below. If the Company decides to exercise its option to purchase any of the Offered Non-US Patents, it will give written notice to that effect to Consultant.

                                (iii)   If the Company elects to purchase less
than all of the Offered Non-US Patents, the Company will give written notice to that effect to Consultant, and Consultant will have the right to transfer all of the Offered Non-US Patents not elected to be purchased by the Company to the third party purchaser, pursuant to the terms of the offer. In the event that the third party fails to purchase the Offered Non-US Patents not elected to be purchased by the Company within thirty (30) days of the date of the notice from the Company that all or a portion of the Offered Non-US Patents will not be purchased by the Company, the Company shall not be obligated to purchase the Offered Non-US Patents that it elected to purchase and any subsequent offers for such must be made pursuant to the terms of this Agreement.

                                (iv)    Upon receipt of the notice with respect
to an abandonment, the Company will have the exclusive right and option, exercisable at any time during a period of thirty (30) days from the date of the notice, to purchase any of the Abandoned Non-US Patents by agreeing to assume all the costs of the maintenance thereof. If the Company decides to exercise its option to purchase any of the Abandoned Non-US Patents, it will give written notice to that effect to Consultant.

                                (v)     Notwithstanding anything contained in
this Agreement to the contrary, the RPO and transactions contemplated by the RPO Term Sheet shall not constitute a bona fide offer for the purchase of all or a part of the non-United States patent applications and foreign Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein).

                        (d)     CONSULTANT RIGHT OF FIRST REFUSAL.

                                (i)     In the event that the Company (A)
receives a bona fide offer for the purchase or license of all or a part of the United States patent applications and domestic Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein) during the Term that the Company wishes to accept (the "OFFERED US PATENTS"), or (B) determines to cease to bear the costs to maintain or otherwise determines to abandon all or any part of the United States patent applications and domestic Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein) (the "Abandoned US Patents"), the Company agrees to give written notice of such offer or abandonment to Consultant. In the case of an offer, the notice must set forth the name of the proposed transferee, the price, and all other terms and conditions of the proposed transfer, and must be accompanied by a copy of such bona fide offer. In the case of an abandonment, the notice must set forth the costs required to be paid to maintain such patents and the dates by which such payments are required, which dates must be no sooner than forty-five (45) days after the date of the notice, unless such notice is not possible through no fault of the Company, in which case such notice shall be given as soon as is practicable.

                                (ii)    Upon receipt of the notice with respect
to an offer, Consultant will have the exclusive right and option, exercisable at any time during a period of thirty (30) days from the date of the notice, to purchase any of the Offered US Patents upon the same terms and conditions as contained in the offer from the third party. If the offer from the third party is for consideration other than money, the Consultant may substitute, for such other consideration, an amount of money that would have a fair market value equivalent to such other consideration as determined under the provisions set forth in SECTION 7.3(e) below. If Consultant decides to exercise its option to purchase any of the Offered US Patents, it will give written notice to that effect to the Company.

                                (iii)   If Consultant elects to purchase less
than all of the Offered US Patents, Consultant will give written notice to that effect to the Company, and the Company will have the right to transfer all of the Offered US Patents not elected to be purchased by Consultant to the third party purchaser, pursuant to the terms of the offer. In the event that the third party fails to purchase the Offered US Patents not elected to be purchased by Consultant within thirty (30) days of the date of the notice from Consultant that all or a portion of the Offered US Patents will not be purchased by Consultant, Consultant shall not be obligated to purchase the Offered US Patents that it elected to purchase and any subsequent offers for such must be made pursuant to the terms of this Agreement.

                                (iv)    Upon receipt of the notice with respect
to an abandonment, Consultant will have the exclusive right and option, exercisable at any time during a period of thirty (30) days from the date of the notice, to purchase any of the Abandoned US Patents by agreeing to assume all the costs of the maintenance thereof. If Consultant decides to exercise his option to purchase any of the Abandoned US Patents, he will give written notice to that effect to the Company.

                                (v)     Notwithstanding anything contained in
this Agreement to the contrary, the RPO and transactions contemplated by the RPO Term Sheet shall not constitute a bona fide offer for the purchase of all or a part of the United States patent applications and domestic Letters Patent directed to the treatment of ARMD, as well as any continuation, division, renewal, substitute or reissue thereof (or any rights or interests therein).

                        (e) If either the Company or the Consultant receive an offer from a third party to purchase all or a portion of the patent rights described in SECTIONS 7.3 (c)(ii) OR (d)(ii) for consideration other than money, the parties shall first attempt to agree upon an amount that represents the fair market value in money for such patent rights. If the parties are unable to reach such an agreement with ten days of the date of the notice to the other party advising of such non-monetary offer, the parties shall each designate (and pay for) an appropriately credentialed and licensed appraiser to appraise the fair market value of the consideration being offered. If the two designated appraisers are unable to reach an agreement on the fair market value of the consideration being appraised within twenty days from the date notice of the option is given by the selling party, the two designated appraisers shall pick a third appraiser to appraise the fair market value of the consideration at issue and that person's appraisal shall be binding on both parties as fair market value of the consideration being appraised.

                        (f) In the event that the Company sells or abandons all of the United States patent applications and domestic Letters Patent for ARMD, the Company's obligation to pay costs related to legal fees and expenses associated with the United States law firm will terminate immediately and completely.

                        (g) Notwithstanding anything contained in this Agreement to the contrary, following the occurrence of a material breach of this Agreement by Consultant and a termination of this Agreement for Cause, all assets of the Company that were assigned or transferred to Consultant pursuant to this SECTION 7.3 shall be automatically assigned and transferred back to the Company, without the requirement of further consideration, and this SECTION 7.3 shall then become null and void and of no further force and effect; provided, however, that if Consultant in good faith disputes the termination for Cause (and material breach allegations) and seeks legal redress to challenge such termination (and alleged material breach), the foregoing provision shall be effective only upon a final adjudication by a court of competent jurisdiction that such termination was proper and a material breach occurred.

                7.4 SECURITY INTEREST. On the RPO Closing date, the Company hereby agrees, as security for the payment of the amounts contemplated in
SECTION 7.1, to grant to Consultant a security interest in certain patent rights of the Company relating to the single element variable focus lens and ARMD devices and patent applications pursuant to and as set forth in that certain Security Agreement, a copy of which is attached as EXHIBIT C hereto (the "SECURITY AGREEMENT"). Consultant's security interest rights under this SECTION
7.4 and in the Security Agreement are in addition to an not in lieu of any other legal rights and remedies of Consultant in the event the Company breaches this Agreement and/or is placed in any bankruptcy proceeding. Consultant may perfect such security interest at his own expense, should he choose to do so.

        8.      LIMITED PROXY.

                8.1 Effective on the date hereof, Consultant hereby irrevocably constitutes and appoints the Chief Executive Officer of the Company (as elected or appointed from time to time by the Board), as Consultant's sole and exclusive and true and lawful attorney-in-fact, agent and proxy, with full power of substitution and resubstitution: (i) to vote all of the shares of capital stock of the Company owned or controlled by Consultant (the "SHARES"), at all annual, special and other meetings of the stockholders of the Company solely in connection with the RPO (or by written consent in lieu thereof) and at any other time the Shares are required to or may be voted; and (ii) to give or withhold or cause to be withheld written consent with respect to the Shares, solely in connection with the RPO and the following related transactions as described in the RPO Term Sheet: approval, adoption or ratification of the following actions: the pre-merger reverse split of common shares of the Company; the Company's amended and restated stock option plan; the merger of the Company with a subsidiary of Refocus Group, Inc. ("Refocus"), and the related merger agreement; any amendment to the certificate of incorporation of Refocus to change the corporate name following the merger; election of directors of Refocus as named in the RPO Term Sheet; establishment of a classified board of directors for Refocus; and appointment of Deloitte & Touche as the auditors of Refocus

(collectively, the "RPO Transactions"). Subject to the foregoing sentence, such power to act shall include, but not be limited to, the exercise of all rights to call meetings, give notice for any purpose permitted by the certificate of incorporation, bylaws or resolutions of the Company, and any other rights granted to the stockholders by the certificate of incorporation, bylaws, resolutions or applicable corporate law to participate in the affairs of the Company. However, such proxy is expressly limited to the RPO Transactions and for no other purpose whatsoever.

                8.2 Upon execution of this Agreement, Consultant hereby delivers Limited Proxies, each in the form attached as EXHIBIT D hereto, that constitute and appoint the Chief Executive Officer of the Company (as elected or appointed from time to time by the Board), as their sole and exclusive and true and lawful attorney-in-fact, agent and proxy, with full power of substitution and resubstitution: (i) to vote all of the shares of capital stock of the Company owned, beneficially or otherwise, by Consultant's immediate family or held or controlled by executors, trustees, custodians, administrators, representatives or in other similar capacities for the benefit of Consultant or his immediate family ("FAMILY SHARES"), at all annual, special and other meetings of the stockholders of the Company (or by written consent in lieu thereof) and at any other time the Family Shares are required to or may be voted solely in connection with the RPO; and (ii) to give or withhold or cause to be withheld written consent with respect to the Family Shares, solely in connection with the RPO Transactions. Subject to the foregoing sentence, such power to act shall include, but not be limited to, the exercise of all rights to call meetings, give notice for any purpose permitted by the certificate of incorporation, bylaws or resolutions of the Company, and any other rights granted to the stockholders by the certificate of incorporation, bylaws, resolutions or applicable corporate law to participate in the affairs of the Company. However, such proxy is expressly limited to the RPO Transactions and for no other purpose whatsoever. If the RPO Closing does not occur by March 31, 2003, the proxies for the Consultant's shares and the Family Shares, from and after that date, shall be void and of no further force and effect whatsoever for any purpose.

                8.3 The appointments and limited proxies granted to the Chief Executive Officer of the Company pursuant to this SECTION 8 solely in connection with the RPO Transactions are coupled with an interest and thereby made irrevocable under applicable Delaware law and shall survive the death, incompetence, disability, liquidation or dissolution of Consultant and the person, entity or organization who grants such with respect to the Family Shares. Notwithstanding anything herein to the contrary, the proxies granted hereby shall terminate on the earlier of (i) the approval of all of the RPO Transactions or (ii) the date ninety (90) days following the RPO Closing. At such time, all proxies shall revert back to Consultant and his family and shall be of no further force and effect whatsoever for any purpose.

                8.4 Consultant hereby waives, and covenants and agrees to use his best efforts to cause any person, entity or organization who grants said appointment or limited proxy pursuant to SECTION 8.2 hereof to waive, any argument that the coupled interest is insufficient to make the appointments and limited proxies granted pursuant to this SECTION 8 unenforceable.

                9. INDEMNIFICATION. The Company agrees that it will indemnify Consultant against claims, lawsuits and investigations (collectively, "CLAIMS") that have been or may be asserted against him by third parties or government agencies including but not limited to any class actions or stockholders derivative suits relating to the Company or successor or assigns arising out of the conduct of the business of the Company by Consultant, and will pay the reasonable expenses of defense of such Claims incurred by Consultant, (i) in his capacity as an officer or director of the Company prior to the date of this Agreement to the extent provided in the Certificate of Incorporation and Bylaws of the Company in effect on the date hereof, and (ii) in his capacity as a consultant to the Company from and after the date of the Agreement, in each case to the extent permitted by the Delaware General Corporation Law and consistent with the scope of indemnification and procedures provided under the Company's Certificate of Incorporation and Bylaws applicable to officers or directors of the Company in existence as of the date of demand for indemnification. Consultant agrees to permit the Company's counsel to handle the defense of such Claims (and Consultant agrees to sign such agreements and/or consents of such counsel to provide joint representation as may be required under any Code of Professional Responsibility), except in such situations where the Company's counsel reasonably determines that Consultant's interests and defenses in such Claims are so divergent from those of the Company so as to warrant separate representation by independent counsel, in which case Consultant may retain separate counsel at the Company's expense. Consultant agrees to cooperate with the Company in the defense of the Claims, including, but not limited to, claims arising from litigation filed or threatened against the Company as of the date hereof and other matters. Such cooperation shall include, but not be limited to, Consultant making himself available in the preparation of the Company's defense, as a witness for depositions, and trial of such Claims at no charge to the Company (except for reasonable travel expenses if necessary, incurred at the request and with the prior approval of the Company). In the event the Company claims that the Company is not required to indemnify Consultant pursuant hereto, the Company shall provide Consultant, within ten (10) days of Consultant making such claim for indemnification, with written notice to such effect, and setting forth in reasonable detail the grounds therefor.

        10. WAIVER OF RE-EMPLOYMENT. Consultant agrees not to knowingly seek employment with, or to submit an application to, the Company at any time in the future.

        11. ASSIGNMENT. Consultant shall not assign, without the Company's prior written consent, this Agreement, or any right or obligation hereunder, and any and all assignments without such prior written consent shall be null and void. The Company may assign the entirety of this Agreement to any person, firm, corporation or other business organization with the consent of Consultant, which consent shall not be unreasonably withheld, at any time.

        12. RETURN OF PROPERTY. Consultant acknowledges that all computers, credit cards, telephones, pagers, PDA's, equipment, memoranda, notes, records, reports, manuals, handbooks, drawings, blueprints, books, papers, letters, formulas, client and customer lists, contracts, products, product samples, software programs, instruction books, catalogs, information and records, lines of code, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, sales information and aids relating to the Company's business, certain assets of the Company temporarily stored and/or located at the Denison site or other sites, and any and all other documents containing Confidential Information furnished to Consultant by any representative of the Company or otherwise acquired or developed by Consultant in connection with his employment with the Company or his services hereunder, other than such property directly related to the assets assigned to Consultant pursuant to SECTION 7.3 hereof (collectively, "RECIPIENT MATERIALS"), shall at all times be the property of the Company. If the Company so requests, within seven (7) days of such request, Consultant shall make available to the Company any Recipient Materials which are in his possession, custody or control, including Recipient Materials retained by Consultant in his office, automobile or home. If any such information, documentation, or material is stored on the Consultant's personal computer or disk drive, this fact should be disclosed to the Company within seven (7) days of the request by the Company for the Recipient Materials so that an appropriate course of action may be taken.

        13.     MISCELLANEOUS.

                13.1 NOTICES. Any notice to be given hereunder is to be given in writing by either party to the other and delivered or sent by prepaid airmail post, any courier guaranteeing overnight delivery or facsimile transmission addressed to the address set forth opposite each party's name below or such other address as may be notified by one party to the other for such purposes and shall be deemed to be served, in the case of airmail post, three days after posting; in the case of courier guaranteeing overnight delivery, the next business day if timely delivered to such courier; and in the case of facsimile transmission, immediately upon successful transmission.

                13.2 HEADINGS; PRONOUNS. The headings of the paragraphs of this Agreement are for convenience of reference only and are not to be considered and construed in this Agreement. When the context so requires in this Agreement, the masculine gender includes the feminine and neuter, and the singular number includes the plural, and vice versa.

                13.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

                13.4 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas except to the extent they are preempted or superceded by the laws of the United States, and the parties agree to submit themselves to the jurisdiction of Texas with venue for any dispute in Dallas, Texas.

                13.5 COUNTERPARTS. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, but which counterparts shall constitute one and the same instrument.

                13.6 BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and assigns. Whenever a reference to any party is made herein, such reference shall be deemed to include a reference to the heirs, executors, representatives, successors and assigns of such party, and in the case of the Company, specifically including any parent, subsidiary or successor entities.

                13.7 ENTIRE AGREEMENT. This Agreement, including the exhibits attached hereto or otherwise executed in connection herewith, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral. No variations, modifications or changes herein or hereof shall be binding upon any party unless set forth in a document duly executed by or on behalf of such party.

                13.8 MEDIATION. If it is not possible to resolve matters informally and a party has a legal claim against the other, the Company and Consultant will be required to engage in a one (1) day external mediation before they can commence litigation. The mediation will occur under the auspices of JAMS/Endispute, a for-profit organization established in 1981 ("JAMS") unless the parties agree otherwise. The parties hereto agree to participate in the mediation in good faith. The Company will pay the cost of the one (1) day mediation. If either party chooses to be represented by counsel, each party will be responsible for his or its own attorneys' fees; provided, however, a mediated settlement may include reasonable attorneys' fees as agreed upon by the parties.

                13.10 FREE WILL. The Company and Consultant acknowledge that each has had an opportunity to consult with his or its respective attorneys or advisors concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their signatures hereto, and are voluntarily executing same after advice of counsel or advisors for the purposes and consideration herein expressed.

                13.11 GOOD FAITH PERFORMANCE. The Company and Consultant hereby agree to perform all their obligations under this Agreement in good faith.

                                     * * * *

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above first written.

                                          CONSULTANT:

ADDRESS:                                  /s/ Ronald A. Schachar
10010 Lennox Lane                         --------------------------------------
Dallas, Texas 75229                       Ronald A. Schachar, M.D., PhD.
Fax: (214)368-5970

                                          COMPANY:

                                          PRESBY CORP.

ADDRESS:
Presby Corp.
10300 North Central Expressway            By: /s/ Terry Walts
Suite 104                                    -----------------------------------
Dallas, Texas 75231                       Name: Terry Walts
Fax: (214) 368-0332                Title: President and Chief Executive Officer

                                    EXHIBIT A

          Description of Non-Material Deficiencies in the IP Portfolio

                                      NONE

                                    EXHIBIT B

            NON-UNITED STATES PATENT APPLICATIONS AND FOREIGN LETTERS
                   PATENT DIRECTED TO THE TREATMENT OF MACULAR
                                  DEGENERATION

                                                                       SERIAL NO./          FILING DATE/
                                                                      PUBLICATION.          PUBLICATION
              TITLE                             COUNTRY              NO./ PATENT NO.      DATE /ISSUE DATE
----------------------------------------------------------------------------------------------------------
DEVICE FOR THE TREATMENT                PCT                          PCT/US99/25655            11/02/99
OF MACULAR DEGENERATION                                              WO 00/25703               05/11/00

DEVICE FOR THE TREATMENT OF MACULAR     Argentina                    99-105570                 11/03/99
DEGENERATION AND OTHER EYE DISORDERS

DEVICE FOR THE TREATMENT OF MACULAR     Taiwan                       88119102                  11/03/99
DEGENERATION AND OTHER EYE DISORDERS                                 NI-139969                 09/11/01

DEVICE FOR THE TREATMENT OF MACULAR     Australia                    13357/00                  11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Brazil                       9914997-4                 11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Canada                       2,349,175                 11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     China                        (not yet assigned)        11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Czech Republic               2001-1554                 11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Europe                       99956830.6                11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Eurasia                      200100497                 11/02/99
DEGENERATION                                                         002534                    06/27/02

DEVICE FOR THE TREATMENT OF MACULAR     Hungary                      P0104081                  11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Indonesia                    200100984                 11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Israel                       142950                    11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Japan                        2000-579150               11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Mexico                       1004384                   11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     New Zealand                  511491                    11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Norway                       20012160                  11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Poland                       P-347942                  11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     Singapore                    200102530-3               11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     South Korea                  2001-7005602              11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     India                        IN/PCT/2001,00384/DEL     11/02/99
DEGENERATION

DEVICE FOR THE TREATMENT OF MACULAR     South Africa                 2001/3579                 11/02/99
DEGENERATION                                                         2001/3579                 01/30/02

DEVICE FOR THE TREATMENT OF MACULAR     Hong Kong                    02101217.3                11/02/99
DEGENERATION

                                    EXHIBIT C

                               SECURITY AGREEMENT

                                    EXHIBIT D

                              FORM OF LIMITED PROXY

                                    EXHIBIT E

                             FORM OF LOCK-UP LETTER


                                       28